Exhibit 10.37

Summary of Compensation For Named Executive Officers 2017*

In February 2017, the Compensation Committee of the Board of Directors established 2017 salary and target bonus applicable to our named executive officers as follows:

Named Executive	2017 Base Salary($)	2017 Target Bonus($)
Charles M. Dauber	350,000	175,000
William C. Miller	210,000	100,000
Neal T. Hare	160,000	100,000
James J. Steffek	160,000	100,000

William Brod	200, 000	60,000

In connection with the 2017 salary and target bonus established for our named executive officers, the following were awarded performance-based restricted stock units under the 2007 Employee Stock Incentive Plan:

Named Executive	Restricted Stock Units
Charles M. Dauber	80,000
William C. Miller	15,000
William Brod	24,911